Exhibit 10.1
GRACO INC.
EXECUTIVE OFFICER INCENTIVE COMPENSATION RECOUPMENT POLICY
In the event that after a cash incentive award granted under the Graco Inc. Executive Officer Annual Incentive Bonus Plan or the Graco Inc. Executive Officer Bonus Plan to an executive officer of Graco Inc. (the “Company”) is paid, but prior to a Change of Control (as defined in the employment agreement between the Company and such executive officer) the Company issues a material restatement of a financial statement because of material noncompliance by the Company with applicable financial reporting requirements due to an executive officer’s intentional misconduct or fraud, each executive officer shall, at the request of the Management Organization and Compensation Committee (the “Committee”) made within 90 days after the restatement, remit to the Company the Net Proceeds (as hereafter defined) of such cash incentive awards. The “Net Proceeds” of an award shall equal the portion of the payment made with respect to the cash incentive award that the executive officer would not have been entitled to receive if the financial results had been as reported in the restatement, net of taxes paid or payable by the executive officer with respect to the forfeited payment.
In addition, for any executive officer who engaged in intentional misconduct or fraud that caused or contributed to the need for such a restatement, such executive officer shall, at the request of the Committee made within 90 days after the restatement, remit to the Company the entire amount of any cash incentive payment received by the executive officer, net of taxes paid or payable by the executive officer with respect to the forfeited payment.
The Committee may, but shall not be required by the executive officer to, reduce the forfeiture, return and/or payment obligations hereunder to the extent that the Committee, in its sole and absolute discretion, shall deem appropriate. Nothing herein shall limit any other rights the Company shall have by law for misconduct of the executive officer that caused or contributed to the need for such restatement.